CONTACT:	Kim Detwiler
UNIVEST CORPORATION OF PENNSYLVANIA
Vice President, Director of Corporate Communications
215-721-8396

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION DECLARES SECOND QUARTER DIVIDEND

SOUDERTON, Pa., May 23, 2007 - Univest Corporation of Pennsylvania’s (listed on NASDAQ: UVSP) board of directors declared today a $.20 per share quarterly cash dividend to be paid on July 2, 2007 to shareholders of record as of June 7, 2007. This is an increase of $.01 or 5.3% over the same period last year.
Following Univest’s stock and overall trends in the industry is convenient for investors and shareholders. Univest’s investor relations link, found on its web site at www.univest.net, features financial highlights, detailed peer analysis, deposit market share data, and other valuable information. Univest also provides a shareholder services page to assist shareholders in managing their investments in Univest stock.
Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, and Montgomery counties.  Univest National Bank and Trust Co. offers customers 33 financial service centers, 12 retirement financial services centers, and 39 ATM locations throughout the region, and is the parent company of Vanguard Leasing, Inc., a small ticket commercial leasing business.  Univest Insurance, Inc., an independent insurance agency headquartered in Lansdale, Pa. serves commercial and personal customers, and has two divisions in Chester County - Donald K. Martin & Co. and B.G. Balmer & Co.  Univest Investments, Inc. a full-service broker-dealer and investment advisory firm, offers a wide range of investment products and services.
For more information on Univest Corporation, please visit www.univest.net.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.